UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☐	Soliciting Material Under § 240.14a-12

PHILLIPS 66
(Name of Registrant as Specified In Its Charter)

Elliott Investment Management L.P.

ELLIOTT ASSOCIATES, L.P.

ELLIOTT INTERNATIONAL, L.P.

THE LIVERPOOL LIMITED PARTNERSHIP

Elliott Investment Management GP LLC

Paul E. Singer

BRIAN S. COFFMAN

SIGMUND L. CORNELIUS

MICHAEL A. HEIM

STACY D. NIEUWOUDT

GREGORY J. GOFF

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Elliott Investment Management L.P., together with the other participants named herein (collectively, “Elliott”), has filed a definitive proxy statement and accompanying GOLD proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit proxies with respect to the election of Elliott’s slate of highly qualified director candidates and the other proposals to be presented at the 2025 annual meeting of stockholders of Phillips 66, a Delaware corporation (the “Company”).

Item 1: On April 22, 2025, Elliott issued the following press release:

Elliott Releases Fourth Episode of "Streamline 66" Podcast Series Featuring 1:1 Conversation with Director Nominee Sigmund Cornelius

Discussion Focuses on His Significant Experience at ConocoPhillips and Importance of Evaluating Opportunities to Realize Full Value of Phillips 66’s Assets

Visit Streamline66.com to Subscribe to the Podcast and Learn About Elliott's "Streamline 66" Campaign at Phillips 66

WEST PALM BEACH, FLA. (April 22, 2025) – Elliott Investment Management L.P. (“Elliott”), which manages funds that together make it a top five shareholder in Phillips 66 (NYSE: PSX) (the “Company” or “Phillips”), today released the fourth episode of the Streamline 66 Podcast. The series features 1:1 conversations with Elliott's highly qualified director nominees (“Nominees” or “Nominee”), as well as industry experts.

The latest installment features Nominee Sigmund Cornelius, who served as CFO at the predecessor company of Phillips 66, ConocoPhillips, where he oversaw a substantial divestiture and simplification program that led to a material increase in shareholder value. Mr. Cornelius said:

•	“I think [Phillips 66] has great assets that right now are locked up in an organization, a business that frankly the Street doesn't know how to evaluate. Is Phillips 66 a refining and marketing company? Or is it a midstream company? Or is it both? And by the way, we have this investment in CP Chem – what is the strategic rationale for that? So, great assets, they need to be liberated.”

•	“I was an advocate late in my career that we should look seriously at splitting [ConocoPhillips]. The market was telling us that the company valuation was such that these are really two different companies. You end up with a sub-allocation of capital. I think history has shown that it was the right decision.”

•	“[Phillips 66] is a company that has good people, has a rich history, and great assets that don't necessarily belong together. So, I'm excited for the opportunity [to join the Board]. I'm excited to bring my experience one more time to the game. And I think the opportunity here could not be clearer.”

Episodes can be accessed on Streamline66.com/podcast, and are available on Apple, Spotify and everywhere podcasts are heard. You can also watch the full episodes on YouTube at youtube.com/@Streamline66.

For more information, including how to vote for Elliott's four nominees to the Phillips 66 Board using the GOLD proxy card, please visit Streamline66.com.

ADDITIONAL INFORMATION

Elliott Investment Management L.P., together with the other participants in Elliott’s proxy solicitation (collectively, “Elliott”), has filed a definitive proxy statement and accompanying GOLD universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit proxies with respect to the election of Elliott’s slate of highly qualified director candidates and the other proposals to be presented at the 2025 annual meeting of stockholders (the “Annual Meeting”) of Phillips 66, a Delaware corporation (“Phillips” or the “Company”). Stockholders are advised to read the proxy statement and any other documents related to the solicitation of stockholders of the Company in connection with the Annual Meeting because they contain important information, including information relating to the participants in Elliott’s proxy solicitation. These materials and other materials filed by Elliott with the SEC in connection with the solicitation of proxies are available at no charge on the SEC’s website at http://www.sec.gov. The definitive proxy statement and other relevant documents filed by Elliott with the SEC are also available, without charge, by directing a request to Elliott’s proxy solicitor, Okapi Partners LLC, at its toll-free number (877) 629-6357 or via email at info@okapipartners.com.

About Elliott

Elliott Investment Management L.P. (together with its affiliates, “Elliott”) manages approximately $72.7 billion of assets as of December 31, 2024. Founded in 1977, it is one of the oldest funds under continuous management. The Elliott funds' investors include pension plans, sovereign wealth funds, endowments, foundations, funds-of-funds, high net worth individuals and families, and employees of the firm.

Media Contact:

Casey Friedman

Elliott Investment Management L.P.

(212) 478-1780

cFriedman@elliottmgmt.com

Investor Contact:

Bruce Goldfarb / Pat McHugh

Okapi Partners LLC

(877) 629-6357

(212) 297-0720

info@okapipartners.com

Item 2: Also on April 22, 2025, Elliott posted Episode No. 4 of its “Streamline66 Podcast” podcast series to Apple Podcasts, Spotify, Simplecast, and the Streamline66 YouTube channel. A written transcript of Episode No. 4 is included below, and other materials relating to the posting of Episode No. 4 are attached hereto in Exhibit 99.1 and incorporated herein by reference.

Transcript

Bri Scholtz (0:00): Welcome to the Streamline 66 podcast, where we bring you the latest in Elliott Investment Management's effort to unlock value at Phillips 66. Joining me today is Sig Cornelius, who has spent four decades in the energy industry, including as CFO of ConocoPhillips. Sig, thank you so much for joining us today on the podcast.

Sig Cornelius (0:19): It's great to be here.

Bri Scholtz (0:21): So, I'd like to start with your background, a little bit about where you grew up and how you ended up studying agriculture.

Sig Cornelius (0:27): Sure, I grew up on a farm in Iowa and always assumed that I would go to Iowa State University and graduate with a degree in agriculture and go back to work the family farm with my dad. Between my junior and senior year, I decided to redirect my career and pursue a career in the banking industry. When I graduated, I took a job as an agricultural loan officer in a bank in Minnesota. I thought that was a good mix of my agricultural background and my business background. Had a very successful banking career going after three years, but wasn't convinced I wanted to be a banker all my life. So, I left the banking industry, went back to Purdue, got an MBA, and hired on with Conoco.

Bri Scholtz (1:12): What drew you to energy?

Sig Cornelius (1:15): I was always interested in the energy business. And then when I graduated from Purdue, interviewed a number of energy companies, had several different opportunities, elected to go with ConocoPhillips, or Conoco at the time, because they offered a fast-track management development program for MBAs, which provided a path to executive management.

Bri Scholtz (1:40): Can you share a little bit about that experience, the roles and responsibilities that you held there?

Sig Cornelius (1:46): As I mentioned, I started at a program which was called the Management Development Program in the midstream business, it was called Natural Gas and Gas Processing. I rotated just about every functional area in natural gas and gas processing business before moving into the upstream organization, then commercial, then corporate, back to upstream. You mentioned I retired as a CFO. Ironically, the CFO position was only the second time I actually worked in the finance organization in my 30-year career with Conoco. I was involved in 26 different unique jobs in my 30-year with Conoco and relocated 14 times.

Bri Scholtz (2:30): And you took over the CFO role in 2008 during the global financial crisis. I'm sure that was a difficult time to take over the reins. Can you talk about some defining moments during that role?

Sig Cornelius (2:44): It was a very difficult time. The credit markets were uncertain, sometimes locked out, which was particularly challenging for ConocoPhillips because we had a lot of debt and we were a very big player in the commercial paper market. So, maintaining our liquidity through that was paramount. We had to obviously reassess our capital program, take a heavy focus on operating expenses, look at divestitures, and then, of course, maintaining our dividend through that when a lot of people thought our dividend was in jeopardy. I don't know if I'm pleased to say this or not, but as a CFO we obviously had to look at impairment tests across all our assets, and we ended up writing off $36 billion under my watch as CFO.

Bri Scholtz (3:39): And you left that role about a year before the spin of Phillips 66 from ConocoPhillips. Can you talk about the deliberations that were happening before that spin-off transaction?

Sig Cornelius (3:52): Well, as you mentioned, it happened shortly after I left the company. And we were always telling the Street that being an integrated company had significant value. I was an advocate late in my career that we should look seriously at splitting the company. The market was telling us that the company valuation was such that these are really two different companies. You end up with a sub-allocation of capital. I think history has shown that it was the right decision.

Bri Scholtz (4:26): So, you oversaw significant structural change during your time at ConocoPhillips. What are some key learnings that you would apply to Phillips 66 today?

Sig Cornelius (4:36): Well, for one thing, great companies don't sit on legacy structures. As you know, Phillips 66 was created as a result of the split off. And now they find their self in a situation where they have a company which has different business lines. They have become a large midstream player in addition to the refining and marketing and have still a position in CP Chem. You have to listen and you have to have the courage to act. I think as far as listening goes, think sooner or later the market tells you to do the right thing. And as far as courage to act, leadership to me is about recognizing where the company needs to go and taking action before it becomes obvious to everyone.

Bri Scholtz (5:24): And how should the board of Phillips 66 think about capital discipline?

Sig Cornelius (5:28): You have to have a robust capital allocation process that prioritizes financial returns, looks back at those decisions that are made and taking action on underperforming assets. At the time that I was CFO of ConocoPhillips, I was involved in leading one of the large divestiture programs at that time where we rebalanced and reallocated capital. So Phillips finds themselves, I think, in a similar position where they have assets that are underperforming and need to be refocused.

Bri Scholtz (6:04): I'd like to zoom in on your time at Western Refining where you served on the board and you worked very closely with Jeff Stevens and Paul Foster. What are some learnings that you had from that experience that you could apply to Phillips 66?

Sig Cornelius (6:16): Well, first of all, I think Paul Foster and Jeff Stevens are some of the greatest entrepreneurs I've ever worked with. They were able to recognize value in a refining asset that nobody else saw and were able to maximize shareholder returns during the time they had it, all the way from basically revamping that asset to eventually merging the company with Andeavor Logistics. Jeff and Paul were relentless on focus on operating expenses, turnaround schedules, market capture, improved feedstocks, things like that. But they were always focused on shareholder return. And I think the other thing I would give them high marks for is the focus on having the right people in the right job.

Bri Scholtz (7:12): And so, given some of the performance issues that Phillips 66 is facing in refining, where do you think the board should be leaning in here?

Sig Cornelius (7:20): I think first and foremost, they should look at it asset by asset. Earnings per barrel, operating expenses, market capture, feedstock yield, all those things that are fundamental to the refining business. And again, they should take it region by region, asset by asset. I know they have the Solomon study report – we used that a long time in my day. I think the board should hold management accountable to identify the gaps and what they are doing to close the gaps.

Bri Scholtz (7:56): And what's your view on the opportunity at Philips's midstream assets?

Sig Cornelius (8:01): I think they have great assets that right now are locked up in an organization, a business that frankly the Street doesn't know how to evaluate. Is Phillips 66 a refining and marketing company? Or is it a midstream company? Or is it both? And by the way, we have this investment in CP Chem – what is the strategic rationale for that? So, great assets, they need to be liberated.

Bri Scholtz (8:31): And so, you think they'd be more attractive on their own. Do you think that there's maybe a potential buyer for them?

Sig Cornelius (8:35): Well, it could be. But I also know that they could exist as a standalone company. They have the sufficient scale and scope to be a standalone company. But again, from the board's perspective, they have the duty and fiduciary responsibility to evaluate all those options.

Bri Scholtz (8:52): That's a great transition point because I'd love to talk a little bit about your board work and some of the high-stakes situations that you've been involved in, particularly M&A situations while you've served on boards.

Sig Cornelius (9:04): Sure. I have been on eight boards, currently one other public company board right now, and been involved in a series of strategic transactions and transformational opportunities. I'd like to take you back to the NiSource board. NiSource is a public utility headquartered in Indiana that, at the time I was on the board, they also owned the Columbia Pipeline assets. The board had deliberations on whether or not it was time to spin off the Columbia Pipeline assets rather than keep those in the company because, once again, it was a different business. Yes, there was some relationship, but the Columbia Pipeline had its own capital issues, management issues, tremendous value that was locked up behind a utility. At first there was resistance within the company, saying, “They're too intertwined, the complexities there ... how do we deal with the tax issues?” Based on my experience and with the board support, we pushed management to say, “Let's not treat the tax issues as potential obstacles. There are a way around those, so come back with the reasons why we can't do it because this is something that needs to be seriously looked at.” Turns out tax issues were manageable. We elected to split the company. I became lead director of Columbia Pipeline. The market reacted very positively to it, and the rest is history.

Bri Scholtz (10:38): And so how do you think about the board's role in these transactions and what do you think is missing in terms of the Phillips board today?

Sig Cornelius (10:47): From my perspective, and of course I'm not there to view it, but it seems like they have taken a rather passive role. Obviously boards should not run the company; boards should set strategic direction and hold management accountable for results. I would be asking for answers on “why are these assets underperforming the competition?” It's clear that they are not matching up to the results posted by Valero, Marathon. And you can, as I said earlier, we can break that down on a refinery basis. These are good assets, they're just not performing. So, why are they not performing? I would also challenge the aspect about synergies between the midstream and refining business and maybe chemicals. Are they there? If so, why can't you quantify them? Because the Street hears lots of talk about why the two businesses need to stay together, but I don't think that's been proven. And I think the board has a responsibility to clarify that. And if I was the board, I would be concerned with the lack of credibility this management team has in the marketplace. I think that's unacceptable.

Bri Scholtz (12:03): And as far as the board structure, how do you see the combined CEO-Chair role impacting the decision-making function of the board?

Sig Cornelius (12:12): Well, I've seen it both ways, Bri. Like I said, I've been on eight boards. It can work both ways, but I think there's no doubt when it's a combined role, the power balance shifts more towards management. And that can be problematic in times, particularly when strategic decision is necessary because it's hard to take on a powerful CEO and chairman when they're one in the same.

Bri Scholtz (12:43): And I'd like to end on: what excites you most about the opportunity to join the Phillips 66 board?

Sig Cornelius (12:48): Well, first of all, I'm fully aligned with creating shareholder value for this company. I have retained most, if not all, of the shares that I accumulated during my 30-year career with the company and subsequently a spinoff. So, I'm all in on value creation. Second of all, I bring 45 years of experience in the energy business to this, along with board experience and governance. This is a company that has good people, has a rich history, and great assets that don't necessarily belong together. So, I'm excited for the opportunity. I'm excited to bring my experience one more time to the game. And I think the opportunity here could not be clearer.

Bri Scholtz (13:31): Sig, thank you so much for joining the podcast and your willingness to serve on the board of Phillips 66.

Sig Cornelius (13:36): Thank you very much.

Item 3: Also on April 22, 2025, Elliott posted materials to social media, copies of which are attached hereto in Exhibit 99.1 and incorporated herein by reference.

Item 4: Also on April 22, 2025, Elliott posted materials to Streamline66.com, copies of which are attached hereto in Exhibit 99.1 and incorporated herein by reference.